As filed with the Securities and Exchange Commission on August 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELLYAN BIOTECHNOLOGY CO., LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4/ Room B1, 5/F., Well Town Industrial Building, 13 Ko Fai Road, Yau Tong, Kowloon Hong Kong +852 2618-9289	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Hong Kong Pharma Digital Technology Holdings Limited 2025 Equity Incentive Plan

(Full title of the plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: 212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Zhaocong “Richard” Xu, Esq.

McLaughlin & Stern, LLP

260 Madison Avenue, 18th Floor

New York, NY 10016

Tel: (212) 448-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering is 817,499 class A ordinary shares of par value of US$0.001 each (the “Class A Ordinary Shares”), reserved and available for issuance under the Hong Kong Pharma Digital Technology Holdings Limited 2025 Equity Incentive Plan (the “Plan”) of Cellyan Biotechnology Co., Ltd, a Cayman Islands exempted company, formally known as Hong Kong Pharma Digital Technology Holdings Limited (the “Company”).

On November 21, 2025, the compensation committee (the “Compensation Committee”) of the Company’s board of directors (the “Board”) and the Board adopted the Plan, pursuant to which the Company reserved up to 1,100,000 Class A Ordinary Shares, to be used to attract and retain key personnel and to provide a means for directors, officers, employees, consultants and advisors to acquire and maintain an interest in the Company. The Plan was adopted and approved by the shareholders at the Company’s annual general meeting of shareholders held on December 11, 2025 (Eastern Time).

The Plan provides for the grant of equity-based awards in the form of incentive stock option, nonqualified stock option, stock appreciation right, restricted stock, restricted stock unit, stock bonus award and performance compensation award.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The Registrant shall deliver or cause to be delivered documents containing the information specified by Part I of this Registration Statement to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission as such documents are not required to be filed, either as part of this Registration Statement or as prospectuses or prospectus supplements, but these documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The following documents are available without charge, upon written or oral request, by contacting Mr. Chenyu Liang, the Chief Executive Officer of the Company, at the address and telephone number listed below: (1) any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus); and (2) other documents required to be delivered to eligible employees, pursuant to Rule 428(b):

CELLYAN BIOTECHNOLOGY CO., LTD

Room B1, 5/F., Well Town Industrial Building,
13 Ko Fai Road, Yau Tong, Kowloon

Hong Kong

+852 2618-9289

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2026, filed with the Commission on August 7, 2026;

●	the description of the Company’s Class A Ordinary Shares contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on January 8, 2025, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

The Company’s Fourth Amended and Restated Memorandum and Articles of Association provide that the Company shall indemnify and hold harmless its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such persons, other than by reason of such person’s own dishonesty, willful default, or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities, or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses, or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, the Company has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description
3.1	Fourth Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 1.2 of the Current Report on 6-K of the Registrant, filed with the SEC on December 31, 2025)
4.1*	Specimen Certificate for Class A Ordinary Shares
5.1*	Opinion of Harney Westwood & Riegels as to the legality of the securities being registered
10.1*	Form of Restricted Stock Award Agreement
23.1*	Consent of Onestop Assurance PAC
23.2*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1	Hong Kong Pharma Digital Technology Holdings Limited 2025 Equity Incentive Plan (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 6-K dated November 24, 2025).
107*	Filing fee table

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 13, 2026.

CELLYAN BIOTECHNOLOGY CO., LTD

By:	/s/ Chenyu Liang
Chenyu Liang Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chenyu Liang and Shu Liu, and each of his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chenyu Liang	Chief Executive Officer and Director	August 13, 2026
Chenyu Liang	(Principal Executive Officer)

/s/ Shu Liu	Chief Financial Officer	August 13, 2026
Shu Liu	(Principal Financial and Accounting Officer)

/s/ Lap Sun Won	Director	August 13, 2026
Lap Sun Wong

/s/ Jingyan Wu	Director	August 13, 2026
Jingyan Wu

/s/ Mike Yao Zhou	Director	August 13, 2026
Mike Yao Zhou

/s/ Dr. Kam Leung Chan	Director	August 13, 2026
Dr. Kam Leung Chan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of CELLYAN BIOTECHNOLOGY CO., LTD, has signed this registration statement thereto in New York, NY on August 13, 2026.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.